Exhibit 99.7

         ECSI RECEIVES TASK ORDER FOR OVER $500.0K FOR TASS PROCUREMENT
                       UNDER IBDSS CONTRACT FROM U.S.A.F.

Clifton, NJ - August 2, 2005 - ECSI (Electronic Control Security, Inc. (OTC BB:EKCS) a leading manufacturer of perimeter security solutions, today announced that it received a task order valued at over $500,000 from the United States Department of the Air Force, under the Tactical Automated Sensor Systems (TASS) Program for forward base rapid deployment applications.

The Force Protection Program office of the U.S. Air Force Electronic Systems Center accepted proposals for multiple award contracts in support of the Integrated Base Defense Security system program (IBDSS) in June of 2003. The Government has awarded four multiple contracts valued at $540,000,000 (two full open contracts and two small business set asides). ECSI was awarded one of the two small business set asides.

Under the current agreement, ECSI has begun to install its premiere product lines designed to prevent unauthorized entry or access to large, medium and small military facilities during October 2003 through September 2008. ECSI's first major award was for over $5.0 million to supply the technology solution at Tinker Air Force Base.

Arthur Barchenko President and CEO stated, "This task order reaffirms the fact that ECSI is an integral part of the Department of Defense (DoD) security technology program and is recognized as an effective quality provider for both the military and Department of Homeland Security (DHS). Our demonstrated security technology capabilities, supported by a highly competent staff are two aspects that set us apart from other vendor teams. An equally critical differentiating characteristic is our ability to manage and execute simultaneous projects and programming activities. Based on this, ECSI expects additional task orders under the IBDSS TASS program to be issued during the next twelve months."

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ADT Federal Systems, ARINC, Hudson Marine Inc., Lockheed Martin Transportation & Security Solutions, Parsons Infrastructure & Technology Group, Radio Holland Group, SERCO, Inc., STS International, Tetra Tech, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as "anticipates," "expects," "plans," "projects," "estimates," "outlook," "forecast," "guidance," "assumes," and other similar words. These statements are not guarantees of the Corporation's future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation's actual performance or achievements to be materially different from those the Corporation may project.

The Corporation's actual results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation's estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation's expectations.


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In addition to the factors set forth in the Corporation's 2004 Form 10-K and quarterly reports filed on Form 10-Q with the Securities and Exchange Commission, the following factors could affect the Corporation's forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; customer and other regulatory reaction to the proposed acquisition and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

For ECSI:
Kathleen Zomack
973-574-8555


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